Exhibit (23)


                  Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of One Valley Bancorp of West Virginia, Inc. of our report dated January 25, 1994, included in the 1993 Annual Report to Shareholders of One Valley Bancorp of West Virginia, Inc.

We also consent to the incorporation by reference in the Registration Statements pertaining to the Amended 1983 Incentive Stock Option Plan (Form S-8, Number 2-90738) and pertaining to the 1993 Incentive Stock Option Plan (Form S-8, Number 33-66700) of One Valley Bancorp of West Virginia, Inc. of our report dated January 25, 1994, with respect to the consolidated financial statements of One Valley Bancorp of West Virginia, Inc. and Subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1993.


                                          /s/ Ernst & Young


Charleston, West Virginia
March 25, 1994